Filed in the Office of	Business Number E0263262006-7
Secretary of State State Of Nevada	Filing Number 20233539908
	Filed On 10/4/2023 1:11:00 PM
	Number of Pages 4

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☒ Certificate of Designation
☐ Certificate of Amendment to Designation - Before Issuance of Class or Series
☐ Certificate of Amendment to Designation - After Issuance of Class or Series
☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: METALERT, INC. Entity or Nevada Business Identification Number (NVID): NV20061624683
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: SERIES D PREFERRED STOCK
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued.
	☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* Certificate of Designation of MetAlert, Inc. [Continued on attached pages]
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X *Patrick Bertagna* Date: 09/28/2023 Signature of Officer

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

METALERT, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS OF SERIES D PREFERRED STOCK

PURSUANT TO SECTION 78.1955 OF THE NEVADA REVISED STATUTES

Pursuant to Section 78.1955 of the Nevada Revised Statutes, the undersigned does hereby certify, on behalf of MetAlert, Inc., a Nevada corporation (the "Company"), that the following resolution was duly adopted by the Board of Directors of the Company.

WHEREAS, the Articles of Incorporation of the Company, as amended (the "Articles of Incorporation"), authorize the issuance of up to 10,000,000 shares of preferred stock, par value $0.0001 per share, of the Company (the "Preferred Stock") in one or more series, which Preferred Stock shall have such distinctive designation or title, voting powers or no voting powers, and such preferences, rights, qualifications, limitations or restrictions, as shall be stated in such resolution or resolutions providing for the issuance of such class or series of Preferred Stock as may be adopted from time to time by the Board prior to the issuance of any shares thereof; and

WHEREAS, it is the desire of the Board of Directors to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such new series.

NOW, THEREFORE, IT IS RESOLVED, that the Board of Directors does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (this "Certificate of Designation") establish and fix and herein state and express the designation, rights, preferences, powers, restrictions, and limitations of such series of Preferred Stock as follows:

TERMS OF SERIES D PREFERRED STOCK

Section 1. Designation, Amount and Par Value. The series of Preferred Stock shall be designated as Series D Preferred Stock (the "Series D Preferred Stock") and the number of shares so designated shall be One Hundred Thousand (100,000). Each share of the Series D Preferred Stock shall have a par value of $0.0001.

Section 2. Fractional Shares. The Series D Preferred Stock may not be issued in fractional shares.

Section 3. Voting Rights. The Series D Preferred Stock shall have no voting rights.

Section 4. Dividends. The Series D Preferred Stock shall not be entitled to receive any dividends.

Section 5. Liquidation. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, payments to the holders of Series D Preferred Stock shall be treated *pari passu* with the Company's Common Stock, except that the payment on each share of Series D Preferred Stock shall be equal to the amount of the payment on each share of the Company's Common Stock multiplied by the Conversion Rate, as that term is defined in Section 6(a).

Section 6. Conversion and Adjustments.

(a) Conversion Rate. The Series D Preferred Stock shall be convertible into shares of the Company's Common Stock, as follows:

> Each share of Series D Preferred Stock shall be convertible at any time into One Hundred (100) shares of the Company's Common Stock (the "Conversion Rate").

(b) Conversion Rights. A holder shall have the right at any time after one year from their issuance, at such holder's option, to convert all or any part such holder's shares of Series D Preferred Stock into fully paid and non-assessable shares of Company Common Stock at the Conversion Rate as provided herein; *provided, however*, that, in no event, shall a holder be entitled to convert shares of Series D Preferred Stock into a number of shares of Common Stock that would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Company. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934 and Regulations 13D–G thereunder; *provided, further, however*, that the limitations on conversion may be waived (up to a maximum of 9.99%) by the holder upon, at the election of the holder, not less than 61 days' prior notice to the Company, and the provisions of the conversion limitation shall continue to apply until such 61st day (or such later date, as determined by the holder, as may be specified in such notice of waiver).

The number of shares of Common Stock to be issued upon each conversion of shares of Series D Preferred Stock shall be determined by multiplying the number of shares of Series D Preferred Stock to be converted by the Conversion Price then in effect on the date specified in the applicable notice of conversion (a "Notice of Conversion") delivered to the Company by the holder. The Notice of Conversion shall be submitted to the Company by facsimile or e-mail (or by other means resulting in, or reasonably expected to result in, notice) to the Company before 6:00 p.m., New York, New York, time on such conversion date (the "Conversion Date").

(c) Adjustment. The Conversion Rate is to be appropriately adjusted for any stock dividend, stock split, stock combination, rights offerings, reclassification or similar transaction that proportionately decreases or increases the Common Stock. If the Company, at any time one or more shares of Series D Preferred Stock shall be outstanding: (1) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock Equivalents (defined below), (2) subdivides outstanding shares of Common Stock into a larger number of shares, (3) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (4) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Conversion Rate shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to the immediately preceding sentence shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

"Common Stock Equivalents" means any securities of the Company or the Company's subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

Further, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger (a "Reorganization Event") involving the Company in which the Company's common stock (but not the Series D Preferred Stock) is converted into or exchanged for securities, cash or other property, then each share of Series D Preferred Stock shall be deemed to have been converted into shares of the Company's Common Stock at the Conversion Rate.

Section 7. Protection Provisions. So long as any shares of Series D Preferred Stock are outstanding, the Company shall not, without first obtaining the unanimous written consent of the holders of Series D Preferred Stock, alter or change the rights, preferences or privileges of the Series D Preferred Stock so as to affect adversely the holders of Series D Preferred Stock.

Section 8. Waiver. Any of the rights, powers or preferences of the holders of the Series D Preferred Stock may be waived by the affirmative consent or vote of the holders of at least a majority of the shares of Series D Preferred Stock then outstanding.

Section 9. No Other Rights or Privileges. Except as specifically set forth herein, the holder(s) of the shares of Series D Preferred Stock shall have no other rights, privileges or preferences with respect to the Series D Preferred Stock.

RESOLVED, FURTHER, that the president or any vice-president, and the secretary or any assistant secretary, of the Company be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of the Nevada Revised Statutes.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this 28th day of September, 2023.

METALERT, INC.

DocuSigned by:

By: ______________________
3240D4EC80174C5...
Patrick Bertagna
Chief Executive Officer